EXHIBIT 21.1

Company Name	Percentage Owned	Jurisdiction of Incorporation

Dragon Lead Group Limited	100% by Kingold Jewelry, Inc.	BVI corporation

Wuhan Vogue-Show Jewelry Co., Ltd.	100% by Dragon Lead Group Limited	People’s Republic of China

Wuhan Kingold Jewelry Company Limited	95.83% contractual interest owned by Wuhan Vogue-Show Jewelry Co., Ltd.	People’s Republic of China

Wuhan Kingold Internet Co., Ltd.	55% by Wuhan Kingold Jewelry Company Limited	People’s Republic of China

Yuhuang Jewelry Design Co., Ltd	55% by Wuhan Kingold Jewelry Company Limited through Wuhan Kingold Internet Co., Ltd.	People’s Republic of China